Corporate Communications P. O. Box 388 Yazoo City, Mississippi 39194 (662) 746-4131

News Release

Contacts:	Keith Johnson, Investor Relations
Melinda Hood, Corp. Communications
Mississippi Chemical Corporation
(662) 746-4131

For further information please visit our
website @ www.misschem.com

Intrepid Mining LLC
Denver, Colorado
303-296-3006

Mississippi Chemical Announces Sale of Potash Assets

YAZOO CITY, Miss.—March 2, 2004—Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced its wholly owned subsidiaries Mississippi Potash, Inc., and Eddy Potash, Inc., have sold substantially all of their assets to wholly owned subsidiaries of Intrepid Mining LLC, a privately held Denver based natural resources company.

The purchase price was approximately $27.4 million. Net of holdbacks and transaction fees, approximately $26.1 million was received at closing. The proceeds will be used to pay down $10 million of borrowings under the debtor-in-possession (DIP) revolving credit facility and the remaining proceeds will be used to reduce secured pre-petition debt. Including this $16.1 million reduction, the secured pre-petition amount outstanding is approximately $52.3 million. According to the DIP agreement, as a result of this transaction the total commitment under this facility will be reduced from $32.5 million to $22.5 million until the facility expires on June 30, 2004.

Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and melamine based products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana, and through PLNL, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Intrepid Mining LLC is a privately held Denver based natural resources company with existing potash mining and oil and gas operations in the Rocky Mountain region of the United States.

Except for the historical statements and discussion contained herein, statements set forth in this news release constitute “forward-looking statements.” These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company’s ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession revolving and term loan financing facilities, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) high natural gas prices and the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) oil costs and the impact of war in the Middle East, (xvi) the occurrence of any national calamity or crisis, including an act of terrorism, (xvii) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, (xviii) our ability to retain key employees, and (xiv) other important factors affecting the fertilizer industry and US as detailed under the heading “Certain Business Factors” and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.